Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-213982

Dated May 22, 2017

(To Preliminary Prospectus dated May 16, 2017)

Free Writing Prospectus

Mota Group, Inc. Company Presentation

This free writing prospectus relates to the proposed public offering of shares of common stock and warrants to purchase one shares of common stock of Mota Group, Inc. (the “Company”), all of which are being registered on a Registration Statement on Form S-1 (No. 333-213982) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated May 16, 2017 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1672750/000114420417028053/v467243_s1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Joseph Gunnar & Co., LLC at Prospectus Department, at +1 (212) 440-9600.

Thank you for your interest in Mota’s Initial Public Offering. Please fill out the information below and we will get back to you right away:

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